Exhibit 10.1

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A.

383 Madison Avenue

New York, NY 10179

CONFIDENTIAL

July 7, 2021

StepStone Group Inc.

450 Lexington Avenue, 31st Floor

New York, NY 10017

Attention: Jason Ment

Project Alto

$175.0 Million Bridge Facility

Commitment Letter

Ladies and Gentlemen:

StepStone Group Inc., a Delaware corporation (the “Company” or “you”), has advised JPMorgan Chase Bank, N.A. (“JPMorgan”, the “Commitment Party”, “we” or “us”) that it intends, directly or indirectly, to consummate the Acquisition and the other Transactions described in the Transaction Description attached hereto as Exhibit A. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Exhibits hereto. This commitment letter, together with all Exhibits hereto, is referred to as this “Commitment Letter”.

1. Commitment. In connection with the foregoing, and subject only to the satisfaction or waiver by us of the conditions expressly set forth in Exhibit C to this Commitment Letter, JPMorgan hereby commits to provide to the Company 100% of the aggregate principal amount of the Bridge Facility on the terms set forth herein and in Exhibit B hereto; provided that the foregoing commitment will be reduced as set forth in Exhibit B hereto under the section titled “Mandatory Commitment Reductions/Prepayments” (and you agree to give us prompt written notice of the occurrence of any such reduction, together with a reasonably detailed calculation of the amount of thereof).

2. Appointment of Roles. You hereby appoint (a) JPMorgan to act, and JPMorgan hereby agrees to act, as sole lead arranger and sole bookrunner in respect of the Bridge Facility (in such capacities, the “Arranger”) and (b) JPMorgan to act, and JPMorgan hereby agrees to act, as the sole administrative agent and sole collateral agent for the Bridge Facility (in such capacities, the “Administrative Agent”), in each case on the terms set forth in this Commitment Letter and subject only to the satisfaction or waiver of the conditions expressly set forth in Exhibit C to this Commitment Letter.

It is agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed and no other titles will be awarded, and no compensation will be paid (other than the compensation expressly contemplated by this Commitment Letter or the Fee Letter (as defined below)), in each case, by the Company or any of its subsidiaries in connection with the Bridge Facility unless the Company and the Arranger shall so agree.

3. Information. You hereby represent and warrant that (a) all written information, other than the Projections (as defined below) and other forward-looking information and other than information of a general economic or industry-specific nature (such non-excluded written information, the “Information”), that has been or will be made available to the Commitment Party or the Lenders by or on behalf of you or any of your subsidiaries in

1

connection with the transactions contemplated hereunder does not or will not, at the time furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (in each case, after giving effect to all supplements and updates provided thereto); provided that, prior to the consummation of the Acquisition, with respect to any Information regarding the Acquired Business, the foregoing representation and warranty is made only to your knowledge; and (b) the financial projections, forecasts, financial estimates or other forward-looking information (collectively, the “Projections”) that has been or will be furnished to the Commitment Party or the Lenders by or on behalf of you or your subsidiaries in connection with the transactions contemplated hereunder have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections or other forward-looking information are so furnished (it being understood that the Projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of your control, that no assurance can be given that any particular projections will be realized, that the Projections or other forward-looking information is not a guarantee of financial performance and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if, at any time prior to the Closing Date, the representation and warranty in the preceding sentence would be incorrect in any material respect (to your knowledge insofar as it applies to the information regarding the Acquired Business prior to the consummation of the Acquisition) if the Information or the Projections were being furnished at such time and such representation and warranty were being made at such time, then you will promptly notify us and supplement (or, prior to the consummation of the Acquisition, with respect to information regarding the Acquired Business use commercially reasonably efforts to cause the Acquired Business to supplement) the Information, the Projections or other forward-looking statements so that such representation and warranty shall be true and correct in all material respects. In structuring and arranging the Bridge Facility, we will be entitled to use and rely on the Information and the Projections without independent verification thereof, and you acknowledge and agree that we will have no obligation to conduct any independent evaluation or appraisal of your or your subsidiaries’ assets or liabilities or the assets or liabilities of the Acquired Business or any other person or to advise or opine on any solvency issues. Notwithstanding the foregoing, it is understood that the Commitment Party’s commitment hereunder is not subject to or conditioned upon the accuracy of the representation and warranty set forth in this Section 3, and the accuracy of such representation and warranty does not constitute a condition to the initial funding and the availability of the Bridge Facility on the Closing Date.

4. Fees. As consideration for the Commitment Party’s commitment hereunder and the Arranger’s agreement to perform the services described herein, you agree to pay the fees set forth in this Commitment Letter and in the Fee Letter, dated as of the date hereof (the “Fee Letter”), between JPMorgan and you, as and when provided therein.

5. Conditions Precedent. The Commitment Party’s commitment hereunder and agreements to perform the services described herein are subject solely to the satisfaction or waiver of the conditions expressly set forth in Exhibit C hereto, it being understood and agreed that there are no conditions (implied or otherwise) to the Commitment Party’s commitment hereunder other than those that are expressly set forth in Exhibit C hereto (and upon satisfaction or waiver of such conditions, the funding under the Bridge Facility on the Closing Date shall occur).

Notwithstanding anything in the Commitment Letter, the Fee Letter, the Bridge Loan Documents or any other agreement or undertaking relating to the Bridge Facility to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the funding of the Bridge Facility on the Closing Date shall be (i) such of the representations and warranties made by or in respect of the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Company (or any of its

2

affiliates) has the right to terminate its (or its affiliate’s) obligations under the Acquisition Agreement or the right to elect not to consummate the Acquisition as a result of any inaccuracy of such representations and warranties in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below); (b) the Bridge Loan Documents and the Closing Deliverables, to the extent not expressly set forth in the Exhibits to this Commitment Letter, shall be in a form such that they do not impair the funding of the Bridge Facility on the Closing Date if the conditions expressly set forth in Exhibit C are satisfied (it being understood that nothing in the preceding clause (a) will be construed to limit the applicability of the individual conditions set forth herein); and (c) to the extent any Collateral (as defined in Exhibit B) or any security interest therein (other than assets with respect to which a lien or security interest may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code with the Secretary of State (or other applicable filing office) in the applicable jurisdiction of organization of the Borrower or the Guarantors and (y) the delivery of stock certificates, if any, together with undated stock powers executed in blank, representing the equity interests of the General Partner, SSG, the Acquired Business and each material U.S. subsidiary of the Acquired Business) is not provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so or cannot be provided or perfected without undue burden or expense, the provision and/or perfection of such security interests in such Collateral shall not constitute a condition precedent to the availability of the Bridge Facility on the Closing Date, but shall be required to be provided and/or perfected within 30 days after the Closing Date, in each case, subject to extensions granted by the Administrative Agent, in its reasonable discretion. For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties set forth in the Bridge Credit Agreement relating to due organization and existence of the Loan Parties; requisite power and authority of the Loan Parties to enter into the Bridge Loan Documents; due authorization, execution and delivery by the Loan Parties of the Bridge Loan Documents and enforceability of the Bridge Loan Documents against the Loan Parties; no conflict of the Bridge Loan Documents and the transactions thereunder with the Company’s and the other Loan Parties’ organizational documents; Investment Company Act; Federal Reserve margin regulations; solvency as of the Closing Date of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with Exhibit D to the Commitment Letter); the Patriot Act; the use of proceeds not violating OFAC, FCPA or any other applicable anti-corruption laws, anti-money laundering laws and sanctions; and creation, attachment and perfection of security interests in the Collateral (subject to the foregoing terms of this paragraph). This paragraph shall be referred to herein as the “Certain Funds Provision.”

6. Limitation of Liability; Indemnification; Expenses. It is agreed that (a) in no event shall the Commitment Party or any of its affiliates or any of the respective officers, directors, members, employees, agents, advisors, controlling persons and representatives of the foregoing (collectively, the “Arranger-Related Persons”) or the Company or any of its affiliates, in each case, have any Liabilities (as defined below), on any theory of liability, for any special, indirect, consequential or punitive damages incurred by the Company, its affiliates or its or their respective equity holders or by the Commitment Party or any of its affiliates, as applicable, in each case, arising out of, in connection with or as a result of this Commitment Letter, the Fee Letter, the Bridge Facility, the Bridge Credit Agreement, the transactions contemplated hereby or thereby or any related transactions or its activities related to any of the foregoing; provided that the foregoing shall not limit the Company’s or any of its affiliates’ indemnity and reimbursement obligations set forth in this Commitment Letter, the Bridge Credit Agreement or in any other written agreements to which the Company or any such affiliate is a party, and (b) no Arranger-Related Person shall have any Liabilities, on any theory of liability, arising from, or be responsible for, any damages arising from the use by others of any information or other materials (including any personal data) obtained through electronic telecommunications or other information transmission systems (including an Electronic Platform or otherwise via the internet), except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful

3

misconduct of the Commitment Party or its Related Arranger Parties (as defined below). You and we agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person or you or your affiliates, as applicable, inconsistent with the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind; and the term “Related Arranger Party” means, with respect to any specified person, (i) any controlling person or controlled affiliate of such specified person, (ii) the respective officers, directors and employees of such specified person or any of its controlling persons or controlled affiliates and (iii) the respective agents of such specified person or any of its controlling persons or controlled affiliates, in the case of this clause (iii), acting at the instructions of such specified person or such controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition pertains to a controlled affiliate or controlling person involved in the negotiation or arrangement of this Commitment Letter and the Bridge Facility.

You agree (a) to indemnify and hold harmless the Commitment Party and its affiliates and the respective officers, directors, members, employees, agents, advisors, controlling persons and representatives of the foregoing (collectively, the “indemnified persons”) from and against any and all Liabilities and reasonable and documented out-of-pocket expenses, joint or several, to which any indemnified person may become subject arising out of, in connection with or as a result of this Commitment Letter, the Fee Letter, the Bridge Facility, the use of the proceeds thereof, the Bridge Credit Agreement, the transactions contemplated hereby or thereby or any related transaction or any actual or prospective claim, litigation, investigation, arbitration, administrative or regulatory action or proceeding relating to any of the foregoing (including in respect to enforcing the terms of this Section 6) (each, a “Proceeding”), regardless of whether commenced by the Company, the Sellers (as defined in the Acquisition Agreement), any of their respective affiliates or any other person, of whether any indemnified person is a party thereto and of whether based in contract, tort or any other theory, and to reimburse each indemnified person upon demand for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing (which legal expenses shall be limited to one firm of counsel for all the indemnified persons, taken as a whole, and, if reasonably necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all the indemnified persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional firm of counsel (and, if reasonably necessary, one additional firm of local counsel in each appropriate jurisdiction) to the affected indemnified persons that are similarly situated, taken as a whole); provided that the foregoing indemnity and expense reimbursement will not, as to any indemnified person, apply to any Liabilities or related expenses to the extent they are (A) found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the bad faith, gross negligence or willful misconduct of such indemnified person or its Related Arranger Parties in performing the services that are the subject hereof or (ii) a material breach of the obligations of such indemnified person or its Related Arranger Parties to fund under this Commitment Letter or the Bridge Credit Agreement or (B) related to any income, franchise or similar taxes imposed by reason of such indemnified person being party to, or receiving amounts under, this Commitment Letter; provided further that the foregoing indemnity will not apply to any Proceeding solely between or among indemnified persons (other than any Proceeding against any indemnified person in its capacity as the Administrative Agent, any other agent, an arranger, a bookrunner or similar role (in each case, acting in its capacity as, or fulfilling its role as, such)) not arising from any act or omission by the Company or any of its affiliates; and (b) regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, to reimburse the Commitment Party and its affiliates within 30 days following written request for all reasonable and documented out-of-pocket expenses (including, without limitation, due diligence expenses and reasonable and documented fees, charges and disbursements of Fried, Frank, Harris, Shriver & Jacobson LLP) incurred in connection with the Bridge Facility and any related documentation (including the preparation of this Commitment Letter, the Fee Letter and the Bridge Credit Agreement) or the administration, amendment, modification or waiver thereof.

4

You shall not be liable for any settlement of any Proceeding effected by any indemnified person without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent, or if there is a final non-appealable judgment of a court of competent jurisdiction against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless such indemnified person in the manner set forth above. You shall not, without the prior written consent of the Commitment Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any Proceedings in respect of which indemnity has been or could have been sought hereunder by any indemnified person unless such settlement (a) includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to the Commitment Party from all Liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Commitment Party and the other indemnified persons. Notwithstanding the foregoing, each indemnified person shall be obligated to promptly refund or return any and all amounts paid by you under this paragraph to such indemnified person for any losses, claims, damages, liabilities and expenses to the extent such indemnified person is found in a final non-appealable judgment to not be entitled to payment of such amounts in accordance with the terms hereof.

7. Absence of Fiduciary Relationship; Sharing Information; Affiliate Activities. You acknowledge that we and our affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons that have or may have interests conflicting with your interests with respect to the transactions described herein and otherwise. We will not use confidential information obtained from you or your subsidiaries in the course of the transactions contemplated hereby (and not otherwise in our or any of our affiliates’ possession or publicly available) in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies in the course of performing such services. You also acknowledge that we have no obligation to use in connection with the transactions contemplated hereby, or furnish to you, confidential information obtained by us or any of our affiliates from other persons.

You agree that the Commitment Party and any of its affiliates through which it will be acting will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Party or any of its affiliates, on the one hand, and you, your affiliates or your or their equityholders, on the other hand. You acknowledge and agree that (a) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Party and, if applicable, its affiliates, on the one hand, and you, on the other, (b) in connection therewith and with the process leading to such transaction, the Commitment Party and, if applicable, its affiliates are acting solely as a principal and have not been, are not and will not be acting as an advisor, agent or fiduciary of you, your affiliates or your or their management or equityholders or any other person and (c) with respect to the transactions contemplated hereby or the process leading thereto, the Commitment Party and, if applicable, its affiliates has not assumed (i) an advisory or fiduciary responsibility in favor of you or your affiliates (irrespective of whether the Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Company or any of its affiliates in respect of any transaction related hereto)) or (ii) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (A) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (B) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and the Commitment Party and its affiliates shall have no responsibility or liability to you with respect thereto, and (C) the Commitment Party and its affiliates are not advising you as to any legal, tax, investment, accounting, regulatory or any other matters in any

5

jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by the Commitment Party or any of its affiliates of the Company, its subsidiaries, the Acquired Business, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Party and shall not be on behalf of the Company. The Company agrees that it will not claim that the Commitment Party or any of its affiliates has rendered any advisory services, or assert any claim against the Commitment Party or any of its affiliates based on an alleged breach of fiduciary duty by the Commitment Party or any of its affiliates in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of the Commitment Party or any of its affiliates acting as a financial advisor to the Company or any of its affiliates, on the one hand, and the engagement of the Commitment Party hereunder and the transactions contemplated hereby, on the other hand.

You further agree that the Commitment Party, together with its affiliates, is a full service securities firm engaged in securities trading and brokerage activities as well as in providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own account and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and your subsidiaries and other companies with which you or your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of us, any of our respective affiliates or any of our or their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

8. Assignments; Amendments; Governing Law, Waiver of Jury Trial. No party to this Commitment Letter may assign this Commitment Letter or any commitments or agreements hereunder to any other person without the prior written consent of each other party hereto (and any purported assignment without such consent will be null and void); provided that (a) the Commitment Party may assign its commitment hereunder in respect of the Bridge Facility and its agreements hereunder, in whole or in part, to any of its affiliates, provided that the Commitment Party shall not be released from the portion of its commitment hereunder so assigned to the extent such affiliate fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction or waiver of the conditions to funding set forth in Exhibit C hereto, and (b) the Commitment Party’s agreements hereunder (other than the funding of its commitments) may be performed by or through its affiliates (including J.P. Morgan Securities LLC); provided, further, that the Company may assign this Commitment Letter to StepStone Group LP if it holds all of the equity of the Acquired Business.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Commitment Letter, the Fee Letter and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. This Commitment Letter and the Fee Letter are the only agreements that have been entered into by the parties hereto with respect to the Bridge Facility and set forth the entire understanding of the parties hereto with respect to thereto. This Commitment Letter is intended to be solely for the benefit of the parties hereto (and the Arranger-

6

Related Persons and the indemnified persons), and is not intended to confer any benefits upon, or create any rights in favor of or be enforceable by or at the request of, any person other than the parties hereto (and the Arranger-Related Persons and the indemnified persons). Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in Exhibit C hereto) and whether or not a “Material Adverse Effect” exists or has occurred, (b) the determination of the accuracy of any Acquisition Agreement Representations (as defined in Exhibit C hereto) and whether as a result of any inaccuracy of such representations and warranties the Company (or any of its affiliates) has the right to terminate its (or its affiliate’s) obligations under the Acquisition Agreement or the right to elect not to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated pursuant to, and in all material respects in accordance with, the terms of the Acquisition Agreement, in each case, will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware or any other jurisdiction.

Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or Federal court sitting in the City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the performance of commitments and agreements hereunder or thereunder or the transactions contemplated hereby, and agrees, for itself and its affiliates, that any such suit, action or proceeding brought by it or any of its affiliates will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City of New York, Borough of Manhattan. Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail addressed to it at its address set forth above shall be effective service of process for any such suit, action or proceeding brought in any such court. Each of the parties hereto irrevocably and unconditionally waives to the extent permitted by applicable law any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon judgment. You and we irrevocably agree to the extent permitted by applicable law to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party arising out of or relating to this Commitment Letter, the Fee Letter, the performance of commitments or agreements hereunder or thereunder or the transactions contemplated hereby.

9. Confidentiality. You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Fee Letter, the contents of any of the foregoing or our activities pursuant hereto or thereto to any person without our prior written approval, except (a) on a confidential and need-to-know basis to your officers, directors, members, employees, agents, accountants, attorneys and other professional advisors, experts and representatives (collectively, with respect to any person, such person’s “Representatives”) who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph (or provisions substantially similar to this paragraph), (b) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or applicable rules of any securities exchange (in which case you agree, to the extent permitted by law and practicable, to inform us

7

promptly thereof), (c) in the case of this Commitment Letter, the Fee Letter and their contents (provided that the Fee Letter is redacted in a customary manner reasonably satisfactory to the Arranger), to the Sellers, so long as the Sellers shall have agreed to treat such information confidentially, and its Representatives who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph (or provisions substantially similar to this paragraph), (d) in the case of this Commitment Letter and its contents, (i) in any prospectus, offering memorandum, confidential information memorandum or other marketing materials relating to any debt financing or any equity offering or (ii) in any public filing in connection with the Transactions or the financing thereof, (e) in the case of the aggregate fee amounts contained in the Fee Letter, as part of projections, pro forma information or generic disclosure of aggregate sources and uses related to the Transactions (but without disclosing any specified fees or any other economic term set forth in the Fee Letter), in each case, to the extent customary or required in any prospectus, offering memorandum, confidential information memorandum or other marketing materials relating to any debt financing or equity offering or in any public filing relating to the Transactions, (f) to the extent such information becomes publicly available other than by reason of disclosure by you or your Representatives in violation of this paragraph and (g) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter or the Fee Letter. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) two years following the termination of this Commitment Letter in accordance with its terms.

We shall use all confidential information provided to us by you hereunder solely for the purpose of providing the services that are the subject of this Commitment Letter (or other services by us or our affiliates to you and your affiliates) and otherwise in connection with the Transactions and shall treat confidentially all such information, except in each case for information that was or becomes publicly available other than by reason of disclosure by us in violation of this paragraph or was or becomes available to us or any of our affiliates from a source that is not known by us or such affiliate to be subject to a confidentiality obligation to you or to the extent such information is independently developed by us or our affiliates; provided, however, that nothing herein shall prevent us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case we agree, to the extent permitted by law and practicable, to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having or claiming to have jurisdiction over us or our affiliates (including, without limitation, in the course of inspections, examinations or inquiries by federal or state government agencies, regulatory agencies, self-regulatory agencies and rating agencies), in which case we agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent permitted by law and practicable, to inform you promptly thereof, (c) on a confidential and need-to-know basis to our affiliates, and our and our affiliates’ Representatives who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph (or provisions substantially similar to this paragraph), (d) for purposes of establishing any defense available under state and federal securities laws, including, without limitation, a “due diligence” defense, or in connection with the exercise of any remedies hereunder, under the Fee Letter or under the Bridge Credit Agreement or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the Bridge Credit Agreement, (e) to prospective lenders or other investors, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company, its subsidiaries or its or their obligations under the Bridge Facility, the Term Facility, the Revolving Facility or any other debt (or, in each case, any of their respective advisors), in each case, subject to the acknowledgement and acceptance by such prospective lenders or other investors, participants, assignees, counterparties or advisors, as applicable, that such information is being provided on a confidential basis (on

8

substantially the terms as set forth in this paragraph or as is otherwise reasonably acceptable to you and the Arranger) in accordance with the Arranger’s or other applicable person’s standard syndication process or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and (f) to market data collectors, similar service providers to the lending industry and service providers to the Commitment Party and the Lenders in connection with the administration and management of the Bridge Facility, provided that such information is limited to the existence of this Commitment Letter and information about the Bridge Facility; provided further that, notwithstanding anything herein to the contrary, we and our affiliates may disclose any such information as and to the extent expressly permitted by any other written agreement relating to the Transactions entered into by the Company and us or our affiliates. Our obligations under this paragraph shall be superseded by the confidentiality provisions of the definitive documentation for the Bridge Facility or, if such definitive documentation is not executed and delivered, will terminate on the date that is two years after the date hereof.

10. Certain Notifications. We hereby notify you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we and the other Lenders may be required to obtain, verify and record information that identifies you and your subsidiaries, which information may include your and their names and addresses and other information that will allow us and the other Lenders to identify you and your subsidiaries in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for us and the other Lenders.

11. Acceptance and Termination; Survival. The Commitment Party’s commitment and agreements hereunder shall automatically terminate on the earliest to occur of (a) February 7, 2022, (b) the date of the consummation of the Acquisition, effective immediately following such consummation, with or without the use of any portion of the Bridge Facility, (c) the valid termination of the Acquisition Agreement in accordance with the terms thereof (and you hereby agree to notify us in writing promptly thereof) and (d) subject to the requirements set forth in Section 2 of the Fee Letter (which shall, for the avoidance of doubt, survive and remain in full force and effect notwithstanding the termination of this Commitment Letter), written notice by you to JPMorgan of your desire to terminate the Commitment Letter (the earliest date in clauses (a) through (d) being referred to as the “Commitment Termination Date”). The Commitment Party’s commitment hereunder shall also be superseded by the terms of the Bridge Credit Agreement upon the execution and delivery thereof by the parties thereto.

The provisions set forth in Sections 3, 4, 6, 7, 8 and 9 hereof and this paragraph and the provisions of the Fee Letter will remain in full force and effect regardless of whether the Bridge Credit Agreement is executed and delivered; provided that (a) the provisions set forth under Section 6 shall be superseded, solely to the extent covered thereby, by the terms of the Bridge Credit Agreement upon the execution and delivery thereof by the parties thereto and (b) the third paragraph of Section 9 shall be superseded as described in such paragraph. The provisions set forth in Sections 4, 6, 7, 8 and 9 hereof and this paragraph and the provisions of the Fee Letter will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Party’s commitment and agreements hereunder. Subject to the provisions of the preceding sentence, you may terminate the Commitment Party’s commitment hereunder in respect of the Bridge Facility, in whole or in part, upon written notice to the Commitment Party at any time.

9

Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by signing and returning to JPMorgan executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on July 7, 2021. Our offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that JPMorgan has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment of the Commitment Party only after it has been duly executed and delivered by you in accordance with the first sentence of this paragraph.

[Remainder of this page intentionally left blank]

10

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,

/s/ Alfred Chi
Name: Alfred Chi
Title: Vice President

[Project Alto Bridge Facility Commitment Letter]

Accepted and agreed as of the date first above written:

STEPSTONE GROUP INC.,

/s/ Jason Ment
Name:	Jason Ment
Title:	President and Co-Chief Operating Officer

[Project Alto Bridge Facility Commitment Letter]

EXHIBIT A

Project Alto

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or the other Exhibits to the Commitment Letter.

Pursuant to the Transaction Agreement, dated as of July 7, 2021 (together with the exhibits and schedules thereto, the disclosure schedules referred to therein, the ancillary agreements referred to therein and all related documents, collectively, the “Acquisition Agreement”), between the Company, Alto Merger Sub 1, Inc., a Delaware corporation (“NewCo 1”), Alto Merger Sub 2, Inc., a Delaware corporation (“NewCo 2”), Greenspring Associates NewCo, LLC, a Delaware limited liability company (“NewCo 3”), Greenspring Back Office Solutions NewCo, LLC, a Delaware limited liability company (“NewCo 4” and, together with NewCo 1, NewCo 2 and NewCo 3, the “NewCos”), StepStone Group LP, a Delaware limited partnership (“SSG”), Greenspring Associates, Inc., a Delaware corporation (“GA Inc.”), Greenspring Back Office Solutions, Inc., a Delaware corporation (“GBOS, Inc.”), the other Sellers signatory thereto and Shareholder Representative Services LLC, as the initial seller representative thereunder, the Company intends to acquire (the “Acquisition”), directly or indirectly, the entities previously identified to the Commitment Party under the code name “Alto” (collectively, the “Acquired Business”).

In connection with the Acquisition, it is intended that the Company will (i) (A) issue and sell certain equity securities (the “Equity Securities”); (B) obtain a senior secured revolving credit facility (the “Revolving Facility”) and/or (C) if amounts under such Revolving Facility are insufficient, obtain and borrow under a senior secured term loan facility (which, for the avoidance of doubt, will be in the form of a term loan “A” facility and/or (if successful syndication as a term loan “A” facility is not achieved following use of commercially reasonable efforts) a term loan “B” facility) (the “Term Facility”) or (ii) in the event that, at or before the time the Acquisition is consummated, the sum of (A) the aggregate gross proceeds of such issuance and sale of the Equity Securities, (B) the aggregate gross proceeds of such borrowing under the Term Facility and (C) the aggregate committed amount under the Revolving Facility, is less than $175.0 million, obtain and borrow under a senior secured 364-day bridge loan facility having the terms set forth in Exhibit B to the Commitment Letter (the “Bridge Facility”) in an aggregate principal amount of $175.0 million (less (x) the aggregate gross proceeds of such issuance and sale of the Equity Securities, (y) the aggregate gross proceeds of such borrowing under the Term Facility and (z) the aggregate committed amount under the Revolving Facility).

The transactions described above are collectively referred to herein as the “Transactions”.

A-1

EXHIBIT B

Project Alto

364-Day Senior Secured Bridge Facility

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit B have the meanings given to them in the Commitment Letter to which this Exhibit B is attached or, if applicable, Exhibit A to the Commitment Letter to which this Exhibit B is attached.

Borrower:	Initially, StepStone Group Inc., a Delaware corporation (the “Company”), will be the sole borrower under the Bridge Facility (in such capacity, the “Initial Borrower”); provided, at any time following the Closing Date, the Company in its sole discretion may, directly or indirectly, assign, contribute or otherwise transfer (the “SSG Drop-Down”) (i) all, but not less than all, of the issued and outstanding equity interests of the NewCos and the Acquired Business and (ii) all, but not less than all, of the loans and commitments under the Bridge Facility, and all of its rights and obligations as a borrower under the Bridge Credit Agreement and the other Bridge Loan Documents, in each case of clauses (i) and (ii), to StepStone Group LP, a Delaware limited partnership (“SSG”), subject to execution and delivery of customary joinder documentation, reaffirmation agreements and closing deliverables (including legal opinions and officer’s certificates) to be agreed. Following the SSG Drop-Down, SSG shall be the sole borrower under the Bridge Facility (in such capacity, the “Subsequent Borrower”).

As used herein, “Borrower” shall mean (a) initially, the Initial Borrower and (b) after giving effect to the SSG Drop-Down, the Subsequent Borrower, as applicable.

Administrative Agent and Collateral Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan”) will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for itself and any other banks, financial institutions and other institutional lenders (collectively, the “Lenders”), and will perform the duties customarily associated with such roles.

Sole Lead Arranger and Sole Bookrunner:	JPMorgan will act as sole lead arranger and sole bookrunner for the Bridge Facility (as defined below) (in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles.

Bridge Facility:	A senior secured bridge loan facility in an aggregate principal amount of $175.0 million (the “Bridge Facility”), less the amount of any applicable reduction to the commitments under the Bridge Facility as set forth under the “Mandatory Commitment Reductions/Prepayments” section below.

Purpose:	The proceeds of the loans under the Bridge Facility will be used by the Company solely (a) to pay a portion of the consideration for the Acquisition and (b) to pay fees, costs and expenses incurred in connection with the Transactions.

Closing Date:	The date, on or before the Commitment Termination Date, on which the borrowing under the Bridge Facility is made and the Acquisition is consummated (such date, the “Closing Date”).

Availability:	The Bridge Facility will be available in a single drawing in U.S. dollars on the Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed. On the Closing Date, any undrawn commitments under the Bridge Facility shall automatically terminate.

Interest Rates and Fees:	As set forth on Schedule I hereto.

Final Maturity and Amortization:	The Bridge Facility will mature on the date that is 364 days after the Closing Date and will not require interim scheduled amortization.

Guarantees:	Prior to the SSG Drop-Down, all obligations of the Initial Borrower under the Bridge Facility will be unconditionally guaranteed, on a joint and several basis, by (i) the Initial Borrower (except with respect to its own primary obligations) and (ii) the Acquired Business and each of its existing and subsequently acquired or organized direct or indirect material Subsidiaries (as defined below), other than (x) any subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code (a “CFC”), (y) any subsidiary that has no material assets (whether directly or indirectly through disregarded entities) other than equity (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) or equity and debt of one or more CFCs (a “FSHCO”), or (iii) any subsidiary of any CFC or FSHCO (any entity described in clauses (x), (y) or (z), an “Excluded Subsidiary”), subject in the case of this clause (ii) to additional exceptions to be agreed (clauses (i) and (ii), collectively, the “Initial Guarantors”). As used herein, “Subsidiaries” mean, with respect to any person, each subsidiary of which the voting equity interests are majority owned by such person on a fully diluted basis.

Following the SSG Drop-Down, all obligations of the Subsequent Borrower under the Bridge Facility will be unconditionally guaranteed, on a joint and several basis, by (i) the Subsequent Borrower (except with respect to its own primary obligations) and (ii) each of the Subsequent Borrower’s existing and subsequently acquired or organized direct or indirect material Subsidiaries (other than any Excluded Subsidiaries), subject in the case of this clause (ii) to additional exceptions to be agreed (clauses (i) through (ii), collectively, the “Subsequent Guarantors”).

As used herein, “Guarantors” shall mean (a) initially, the Initial Guarantors and (b) after giving effect to the SSG Drop-Down, the Subsequent Guarantors, as applicable; and “Loan Parties” shall mean, collectively, the Borrower and the Guarantors.

Security:	Subject to the Certain Funds Provision, all obligations under the Bridge Facility will be secured by first priority liens on and security interests in:

(a) prior to the SSG Drop-Down, (i) a pledge of 100% of the capital stock, partnership interests, membership interests or other equity interests (both economic and beneficial) of StepStone Group Holdings LLC, a Delaware limited liability company (the “General Partner”) and SSG held by the Initial Borrower and (ii) substantially all tangible and intangible assets of the Initial Borrower and each Initial Guarantor (including without limitation accounts receivable, inventory, equipment, general intangibles, intercompany indebtedness and the proceeds of the foregoing, but excluding any equity interests in any Excluded Subsidiaries (other than 65% of the voting capital stock and 100% of the non-voting capital stock of any first-tier subsidiary of the Subsequent Borrower or any Guarantor that is a CFC or an FSHCO)), subject in the case of this clause (ii) to exceptions to be agreed (collectively, the “Initial Collateral”); and

(b) following the SSG Drop-Down, substantially all tangible and intangible assets of the Subsequent Borrower and each Subsequent Guarantor (including without limitation accounts receivable, inventory, equipment, general intangibles, intercompany indebtedness and the proceeds of the foregoing, but excluding any equity interests in any Excluded Subsidiaries (other than 65% of the voting capital stock and 100% of the non-voting capital stock of any first-tier subsidiary of the Subsequent Borrower or any Guarantor that is a CFC or an FSHCO)), subject to exceptions to be agreed (collectively, the “Subsequent Collateral”).

As used herein, “Collateral” shall mean (a) initially, the Initial Collateral and (b) after giving effect to the SSG Drop-Down, the Subsequent Collateral, as applicable.

Voluntary Commitment Reductions/Prepayments:	Voluntary reductions of the unutilized portion of the commitments under the Bridge Facility and prepayments of borrowings thereunder will be permitted at any time and from time to time, and will be without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBO Rate borrowings other than on the last day of the relevant interest period.

Mandatory Commitment Reductions/Prepayments:	On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Bridge Credit Agreement (as defined below), as applicable, shall be automatically permanently reduced and, after the funding of the Bridge Facility on the Closing Date, loans under the Bridge Facility shall be prepaid, in each case, by the following amounts:

(a) 100% of the committed amount of any Qualifying Loan Facility (as defined below) entered into after the date of the Commitment Letter;

(b) without duplication of clause (a) above, 100% of the Net Cash Proceeds (as defined below) received by the Company or any of its subsidiaries after the date of the Commitment Letter from the issuance and sale of any debt securities (including any debt securities convertible or exchangeable into equity securities or hybrid debt-equity securities) or incurrence of any other debt for borrowed money, other than intercompany indebtedness among the Company and/or its subsidiaries in the ordinary course of business;

(c) 100% of the Net Cash Proceeds received by the Company after the date of the Commitment Letter from the issuance and sale of the Equity Securities or any other equity securities by the Company (including, to the extent not duplicative of clause (b) above, any securities convertible or exchangeable into or exercisable for equity securities or other equity-linked securities), other than (i) issuances pursuant to employee stock plans, compensation plans or other benefit or employee or director incentive arrangements (including, for the avoidance of doubt, employee and director 401(k) plans) and (ii) equity securities issued or transferred directly (and not constituting cash proceeds of any issuance of such equity securities) as consideration in connection with any acquisition; and

(d) 100% of the Net Cash Proceeds received by the Company or any of its subsidiaries after the date of the Commitment Letter from the sale or other disposition of any property or assets of the Company or any of its subsidiaries (including any sale and leaseback transaction and sales or issuances of equity interests in any subsidiary of the Company, but excluding proceeds of any casualty loss or damage to, or any condemnation of, any property or asset of the Company or any of its subsidiaries) outside the ordinary course of business, including sales or issuances of equity interests in any subsidiary of the Company, other than (i) sales, issuances and other dispositions between or among the Company and its subsidiaries in the ordinary course of business and (ii) sales and other dispositions the Net Cash Proceeds of which do not exceed an amount to be agreed (it being also understood that any casualty loss or damage to, or any condemnation of, any property or asset of the Company or any of its subsidiaries shall not be subject to this clause (d)).

Prepayments in respect of clauses (a) through (d) above to the extent attributable to any foreign subsidiaries will be limited under the Bridge Loan Documents in a manner consistent with the Bridge Documentation Principles to the extent such prepayments (including the repatriation of cash in connection therewith) would (i) be prohibited or restricted by applicable law, rule or regulation, (ii) result in material adverse tax consequences to the Borrower or any of its subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent) or (iii) be prohibited under material organizational document restrictions (including as a result of minority ownership) and restrictions in other material agreements; provided that the Borrower and its subsidiaries shall take all commercially reasonable actions available under applicable law to permit such repatriation or to remove such prohibitions, adverse tax consequences or restrictions, as applicable. Notwithstanding the foregoing, any prepayments actually made shall be net of any costs, expenses or taxes incurred or payable by the Guarantors, the Borrower, or any of their subsidiaries as a result of such prepayment or repatriation.

Any required commitment reduction resulting from any of the foregoing shall be effective on the same day as such Net Cash Proceeds are actually received or, in the case of any Qualifying Loan Facility, the date of effectiveness of the definitive credit or similar agreement with respect thereto. Any required prepayment of loans resulting from any of the foregoing shall be made on or prior to the fifth business day after such Net Cash Proceeds are received. The Company shall provide the Administrative Agent with prompt written notice of any event giving rise to a requirement for a commitment reduction or prepayment of loans under the Bridge Facility.

“Net Cash Proceeds” shall mean:

(a) with respect to the issuance, sale or incurrence of debt securities or debt for borrowed money, the excess of (i) cash actually received by the Company or any of its subsidiaries in connection therewith (or for purposes of mandatory reductions of commitments under the Bridge Facility, received into escrow) over (ii) the underwriting or issuance discounts, commissions, fees and other reasonable expenses incurred by the Company or any of its subsidiaries in connection therewith;

(b) with respect to the issuance and sale of any equity securities of the Company, the excess of (i) the cash actually received by the Company in connection therewith over (ii) the underwriting or issuance discounts, commissions, fees and other reasonable expenses incurred by the Company in connection therewith; and

(c) with respect to a sale or other disposition of any property or assets of the Company or any of its subsidiaries, the excess, if any, of (i) the cash actually received by the Company or its subsidiaries in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any indebtedness that is secured by such asset and that is required to be repaid in connection with the sale or other disposition thereof, (B) the reasonable fees, costs and expenses incurred by the Company or any of its subsidiaries in connection therewith (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) taxes reasonably estimated to be payable in connection with such transaction (including sales, use and other transfer taxes, deed or mortgage recording taxes) and (D) the amount of reserves established by the Company or any of its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such property or assets in accordance with applicable generally accepted accounting principles; provided that if the amount of such reserves exceeds the required amount thereof, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds.

“Qualifying Loan Facility” shall mean any credit facility (including any tranche or increase of any credit facility) that is entered into by the Company or any of its subsidiaries for the purpose of providing financing for the Acquisition or any portion thereof, including the Term Facility and the Revolving Facility; provided that the definitive credit or similar agreement with respect thereto has become effective.

For purposes of determining the amount of any required commitment reduction or prepayment of loans under the Bridge Facility, the U.S. dollar equivalent of any Net Cash Proceeds or, in the case of a Qualifying Loan Facility, commitments denominated in a currency other than U.S. dollars will be determined based on customary exchange rates prevailing at the time of receipt by the Company or its subsidiaries of such Net Cash Proceeds or such commitments.

All required commitment reductions and prepayments of loans under the Bridge Facility will be made without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBO Rate borrowings other than on the last day of the relevant interest period, and will be applied ratably to the commitments or loans of each Lender under the Bridge Facility.

Documentation:	The Bridge Facility will be documented pursuant to a credit agreement (the “Bridge Credit Agreement” and, together with the other definitive documentation for the Bridge Facility, the “Bridge Loan Documents”), which will incorporate the terms set forth in this Exhibit B and shall be based on the publicly filed credit agreement for Ares Holdings, L.P., dated March 31, 2021 (with modifications necessary to account for the secured “bridge”-style financing of the Bridge Facility) and reflect, in a manner to be mutually agreed by the Company and the Arranger, the business, operational and strategic matters relating to the Company and its subsidiaries in light of their business, size, industries and practices and matters disclosed in the Acquisition Agreement or otherwise to the Arranger. The Bridge Credit Agreement shall contain (a) only those conditions to borrowing as are expressly set forth in Exhibit C to the Commitment Letter, (b) only those mandatory commitment reductions or prepayments, representations and warranties, covenants and events of default expressly set forth in this Exhibit B, in each case, applicable to the Company and its subsidiaries (including the Acquired Business) and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the foregoing to be agreed, (c) benchmark replacement provisions consistent with the ARRC “hard-wired” approach and (d) erroneous payment provisions consistent with the LSTA form provisions. The principles set forth in this paragraph are referred to as the “Bridge Documentation Principles”. It is understood that, subject to the foregoing, the Bridge Facility may, at the mutual determination of the Company and the Arranger, be documented under a single credit agreement with the Term Facility and/or the Revolving Facility.

Representations and Warranties:	Subject to the Bridge Documentation Principles, consisting solely of the following representations and warranties, which shall be with respect to the Loan Parties and their respective Material Subsidiaries (to be defined to exclude “immaterial Subsidiaries”, or those generating less than 10% of the EBITDA of the Company and its consolidated subsidiaries in aggregate) (including the Acquired Business) (it being understood prior to the SSG Drop-Down, none of such representations and warranties shall be made by the subsidiaries of the Company other than the Acquired Business (but may, for the avoidance of doubt, be made in respect of all such subsidiaries)), it being acknowledged and agreed that all the representations and warranties will be made on the Closing Date but only the accuracy of the Specified Representations and the Acquisition Agreement Representations shall be a condition to the availability of the Bridge Facility on the Closing Date: due organization, existence and good standing (or the equivalent); requisite power and authority; due authorization, execution and delivery and enforceability of the Bridge Loan Documents; governmental approvals; no conflicts with law, organizational documents or material contracts; financial statements of the Company (including projections); subsidiaries; since March 31, 2021, no material adverse effect; liens; material litigation; material environmental matters; compliance with laws; Investment Company Act; Federal Reserve margin regulations; ERISA; taxes; accuracy of disclosure as of the Closing Date; Patriot Act, FCPA, OFAC and other applicable anti-money laundering laws, anti-corruption laws and sanctions; use of proceeds; ownership of property (including intellectual property); licenses, etc.; membership in FINRA, registration, etc.; Affected Financial Institution; solvency on the Closing Date of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with Exhibit D to the Commitment Letter); and creation, validity and perfection of security interests in the Collateral.

Conditions Precedent to Borrowing:	The borrowing under the Bridge Facility will be subject solely to the satisfaction or waiver of the conditions precedent set forth in Exhibit C to the Commitment Letter.

Affirmative Covenants:	Subject to the Bridge Documentation Principles, consisting solely of the following covenants, which shall apply to the Loan Parties and their respective Material Subsidiaries (including the Acquired Business) (it being understood prior to the SSG Drop-Down, the Company shall covenant on behalf of the Subsidiaries of the Company): delivery of quarterly unaudited consolidated financial statements (other than with respect to the fourth quarter of any year), annual audited consolidated financial statements, compliance certificates, and certain other customary information; notices of default and other customary material events; preservation of existence; maintenance of properties; payment of taxes; insurance; books and records; inspection rights; compliance with laws; covenant to guarantee obligations and provide security; further assurances; change in nature of business; and use of proceeds (including not in violation of anti-money laundering laws, anti-corruption laws and sanctions).

Negative Covenants:	Subject to the Bridge Documentation Principles, consisting solely of the following covenants, which shall apply to the Loan Parties and their respective Material Subsidiaries (including the Acquired Business) (it being understood prior to the SSG Drop-Down, the Company shall covenant on behalf of the Subsidiaries of the Company): indebtedness; liens; investments; asset sales and other dispositions (including sale and leaseback transactions); restrictive agreements; mergers and other fundamental changes; negative pledges; subsidiary distributions; restricted payments to be agreed; junior debt payments; transactions with shareholders and affiliates; modifications of organizational documents; margin regulations; changes in fiscal year; and, prior to the SSG Drop-Down passive holding company status applicable to the Company and the General Partner.

Financial Covenants:	Subject to the Bridge Documentation Principles, consisting solely of the following covenants:

(a) the Company will not permit the ratio of Consolidated Total Net Indebtedness (to be defined and subject to limitations (including as to cash netting) as mutually agreed) as of the end of any fiscal quarter to Consolidated EBITDA (to be defined as mutually agreed) for the period of four consecutive fiscal quarters then ended to exceed 3.00 to 1.00; and

(b) the Company will not permit the Fee Paying Assets Under Management (to be defined as mutually agreed) as of the end of any fiscal quarter to be less than the sum of (i) 65% of the aggregate amount of Fee Paying Assets Under Management as of the Closing Date, after giving pro forma effect to the Acquisition plus (ii) 65% of the aggregate amount of any Fee Paying Assets Under Management acquired pursuant to any acquisitions or other investments not constituting organic growth consummated after the Closing Date and on or prior to the last day of such fiscal quarter, in the case of this clause (ii), calculated as of the date of such acquisition or other investment after giving pro forma effect thereto.

Events of Default:	Subject to the Bridge Documentation Principles, the Bridge Credit Agreement will include only the following events of default, which shall apply with respect to the Company and its Material Subsidiaries (including the Acquired Business): nonpayment of principal when due; nonpayment of interest or fees or other amounts within five business days of becoming due; violation of covenants (subject to a 30-day grace period for all affirmative covenants other than the affirmative covenants to provide notice of default, to maintain the Company’s existence or as to use of proceeds, which will have no cure period); material inaccuracy of any representation or warranty made or deemed made by the Company or any of its subsidiaries; cross-default and cross-acceleration to indebtedness in excess of an amount to be agreed; bankruptcy and insolvency events; dissolution; monetary judgments in excess of an amount to be agreed; certain ERISA events (subject to a “material adverse effect” standard); invalidity of the Bridge Loan Documents (including the guarantees of the Guarantors); invalidity of any security interest with respect to a material portion of the Collateral; and Change of Control (to be defined consistent with the Bridge Documentation Principles).

During the period from and including the effectiveness of the Bridge Credit Agreement and to and including the earlier of the termination of the commitments under, or the funding of the loans under, the Bridge Facility on the Closing Date, and notwithstanding (a) any failure by the Company or any of its subsidiaries to comply with any of the affirmative covenants, negative covenants or financial covenant, (b) the occurrence of any event of default (other than a payment or bankruptcy with respect to the Company event of default under the Bridge Credit Agreement) or (c) subject to the parenthetical provisions in clause (b) above, any provision to the contrary in the Bridge Credit Agreement, neither the Administrative Agent nor any Lender shall be entitled to (i) rescind, terminate or cancel the Bridge Facility or any of its commitments thereunder, or exercise any right or remedy under the Bridge Facility, to the extent to do so would prevent, limit or delay the making of its loan under the Bridge Facility, (ii) refuse to participate in making its loan under the Bridge Facility or (iii) exercise any right of set-off or counterclaim in respect of its loan under the Bridge Facility to the extent to do so would prevent, limit or delay the making of its loan under the Bridge Facility; provided that, for the avoidance of doubt, (A) the borrowing under the Bridge Facility shall be subject to the satisfaction or waiver of the conditions set forth in Exhibit C to the Commitment Letter (or the equivalent conditions set forth in the Bridge Credit Agreement) and (B) commitments in respect of the Bridge Facility shall be reduced as provided under the “Voluntary Commitment Reductions/Prepayments” and the “Mandatory Commitment Reductions/Prepayments” sections above. For the avoidance of doubt, (x) the rights and remedies of the Lenders, the Arranger and the

Administrative Agent with respect to any condition precedent set forth in Exhibit C to the Commitment Letter shall not be limited in the event that any such condition precedent is not satisfied or waived on the Closing Date, (y) immediately after the funding of loans under the Bridge Facility on the Closing Date, all of the rights, remedies and entitlements of the Administrative Agent and the funding Lenders under the Bridge Credit Agreement shall be available and may be exercised by them notwithstanding that such rights, remedies or entitlements were not available prior to such time as a result of this paragraph and (z) nothing in this paragraph shall affect the rights, remedies or entitlements (or the ability to exercise the same) of the Administrative Agent or the Lenders with respect to a payment or bankruptcy with respect to the Company event of default under the Bridge Credit Agreement.

Amendments; Waivers: Amendments and waivers of the Bridge Credit Agreement will require the approval of Lenders holding a majority of the aggregate amount of the commitments or loans under the Bridge Facility (the “Bridge Required Lenders”); provided that (a) the consent of each Lender directly and adversely affected thereby will be required with respect to customary matters affecting such Lender, consisting of (i) reductions in the amount or extensions of the scheduled date for the payment (but not of any required prepayment) of principal of any loan, (ii) reductions in interest rates or fees or extensions of the scheduled dates for payment thereof, and (iii) increases in the amounts or extensions of the scheduled expiration date of the Lenders’ commitments, (b) the consent of 100% of the Lenders will be required with respect to (i) modifications to the pro rata or “waterfall” provisions of the Bridge Credit Agreement, (ii) subordination of any obligations under the Bridge Facility or any liens securing any such obligations, (iii) releases of all or substantially all of the value of the guarantees of the Guarantors and/or all or substantially all of the Collateral (other than in connection with a disposition of the relevant Guarantor or such Collateral to a person that is not the Borrower or another Guarantor to the extent permitted by the Bridge Loan Documents) and (iv) modifications to any of the voting percentages; provided further that no amendment or waiver shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

Voting:	In connection with any waiver or amendment that requires the consent of all the Lenders or all affected Lenders and that has been approved by the Bridge Required Lenders, the Company shall have the right to replace any non-consenting Lender.

Cost and Yield Protection:	The Bridge Credit Agreement will contain customary provisions (a) protecting the Administrative Agent and the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital or liquidity requirements (or their interpretation), illegality, unavailability and other requirements of law (including reserves with respect to liabilities or assets consisting of or including “Eurocurrency Liabilities”) and from the imposition of or changes in certain taxes, subject to customary lender mitigation provisions, and (b) indemnifying the Lenders for customary “breakage costs” incurred in connection with, among other things, any prepayment of a LIBO Rate loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Bridge Credit Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Bridge Credit Agreement. The Bridge Credit Agreement will provide that all payments are to be made free and clear of taxes (with customary exceptions).

Defaulting Lenders:	The Bridge Credit Agreement will contain customary provisions with respect to Defaulting Lenders.

Assignments and Participations:	The Lenders may assign all or, in an amount of not less than $5.0 million, any part of, their respective commitments or loans under the Bridge Facility to one or more eligible assignees (excluding any Disqualified Lender (to be defined as mutually agreed)), subject to the prior written consent of (a) the Administrative Agent and (b) except to the extent that a payment or bankruptcy event of default has occurred and is continuing, the Company, each such consent not to be unreasonably withheld, delayed or conditioned; provided that, after the Closing Date, assignments made to a Lender or an affiliate or approved fund of a Lender will not be subject to the above consent requirements. The Company’s consent shall be deemed to have been given if the Company has not responded within 10 business days of a written request for an assignment; provided, that prior to the Closing Date, no deemed consent concept shall be applicable, unless a bankruptcy event of default shall have occurred and be continuing. Upon such assignment, the assignee will become a Lender for all purposes under the Bridge Credit Agreement. A $3,500 processing fee will be payable by the assignee or assignor lender in connection with any such assignment. The Lenders will also have the right to sell participations without restriction (other than to natural persons, the Company and its subsidiaries and affiliates and Disqualified Lenders), subject to customary limitations on voting rights, in their respective shares of the Bridge Facility.

Expenses and Indemnification; Liability Limitations:	The Bridge Credit Agreement will contain customary provisions relating to indemnity, reimbursement, exculpation, liability limitations and related matters.

EU/UK Bail-in Provisions:	The Bridge Credit Agreement will contain a customary contractual recognition provision required under Article 55 of the Bank Recovery and Resolution Directive of the European Union and the analogous contractual recognition provision in respect of the U.K.

Governing Law and Forum:	The Bridge Credit Agreement and the other Bridge Loan Documents will provide that the parties thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York sitting in the Borough of Manhattan and will waive any right to trial by jury. New York law will govern the Bridge Credit Agreement and the other Bridge Loan Documents; provided that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in Exhibit C to the Commitment Letter) and whether or not a Material Adverse Effect exists or has occurred, (b) the determination of the accuracy of any Acquisition Agreement Representations (as defined in Exhibit C to the Commitment Letter) and whether as a result of any inaccuracy of such representations and warranties the Company (or any of its affiliates) has the right to terminate its (or its affiliate’s) obligations under the Acquisition Agreement or the right to elect not to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated pursuant to, and in all material respects in accordance with, the terms of the Acquisition Agreement, in each case, will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware or any other jurisdiction.

Counsel to the Administrative Agent and the Arranger:	Fried, Frank, Harris, Shriver & Jacobson LLP.

SCHEDULE I TO EXHIBIT B

Interest Rates:	Interest will accrue at, at the option of the Company, a rate per annum equal to (a) Adjusted LIBO Rate plus the Applicable Margin or (b) the ABR plus the Applicable Margin.

The Company may elect interest periods of 1 or 3 months for LIBO Rate borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans when determined on the basis of the Prime Rate) and interest shall be payable at the end of each interest period and upon any prepayment or repayment on the amount prepaid or repaid. Interest on overdue amounts will accrue, in the case of principal, at the rates otherwise applicable plus 2% per annum or, in the case of amounts other than principal, interest accruing on ABR loans plus 2% per annum.

“ABR” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day; (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% per annum; and (c) the Adjusted LIBO Rate on such day (or if such day is not a business day, the immediately preceding business day) for a deposit in U.S. dollars with a maturity of one month plus 1%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m., London time, on such day for deposits in U.S. dollars with a maturity of one month (or, if the LIBO Screen Rate is not available for a maturity of one month but is available for periods both longer and shorter than such period, the Interpolated Screen Rate as of such time); provided that (i) if such rate shall be less than zero, such rate shall be deemed to be zero and (ii) if such rate shall not be available, such rate shall be deemed to be zero. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, as the case may be.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means (i) in the case of Adjusted LIBO Rate loans, 2.00% per annum and (ii) in the case of ABR loans, 1.00% per annum; provided, in each case, the Applicable Margin will increase by 0.25% per annum on each of the 90th, 180th and 270th day after the Closing Date.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB Website from time to time, and published on the next succeeding business day by the NYFRB as the federal funds effective rate, provided that if such rate shall be less than zero, such rate shall be deemed to be zero.

“Interpolated Screen Rate” means, with respect to any Adjusted LIBO Rate borrowing for any interest period or clause (c) of the definition of ABR, a rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) that results from interpolating on a linear basis between (a) the LIBO Screen Rate for the longest maturity for which a LIBO Screen Rate is available that is shorter than the applicable period and (b) the LIBO Screen Rate for the shortest maturity for which a LIBO Screen Rate is available that is longer than the applicable period, in each case as of the time the Interpolated Screen Rate is otherwise required to be determined in accordance with the Bridge Credit Agreement; provided that if such rate would be less than zero, such rate shall be deemed to be zero.

“LIBO Rate” means, with respect to any borrowing for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period, then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, with respect to any borrowing for any interest period or in respect of any determination of ABR pursuant to clause (c) of the definition of such term, the London interbank offered rate as administered by ICE Benchmark Administration (or any other person that takes over the administration of such rate) for deposits in U.S. dollars for a period equal in length to the applicable period as displayed on the Reuters screen that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) (or, in the event such rate does not appear on a Reuters screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO

Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a business day, for the immediately preceding business day); provided that if none of such rates are published for any day that is a business day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero.

“NYFRB Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB Website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Reuters” means Thomson Reuters Corporation, Refinitiv or, in each case, a successor thereto.

Duration Fees:	The Company will pay a fee (the “Duration Fee”) to each Lender on each date set forth in the grid below in an amount equal to the percentage, determined in accordance with the grid below, of the principal amount of the loan under the Bridge Facility of such Lender outstanding at the close of business, New York City time, on such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

EXHIBIT C

Project Alto

364-Day Senior Secured Bridge Facility

Summary of Conditions Precedent

Capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached.

The borrowing under the Bridge Facility on the Closing Date shall be subject only to the following conditions precedent:

1. The Acquisition shall have been (or, substantially concurrently with the funding under the Bridge Facility, shall be) consummated pursuant to, and in all material respects in accordance with, the terms of the Acquisition Agreement. The Acquisition Agreement shall not have been amended, supplemented or modified in any respect, or any provision or condition therein waived, or any consent granted thereunder (directly or indirectly), by the Company or any of its subsidiaries, if such amendment, supplementation, modification, waiver or consent would be material and adverse to the interests of the Lenders or the Arranger (in either case, in their capacities as such) without the Arranger’s prior written consent, it being understood and agreed that (a) any reduction, when taken together with all prior reductions, of less than 10% in the original consideration for the Acquisition will be deemed not to be (and any such reduction of 10% or more will be deemed to be) material and adverse to interests of the Lenders or the Arranger, (b) any increase, when taken together with all prior increases, of less than 10% in the original consideration for the Acquisition will be deemed not to be (and any such increase of 10% or more will be deemed to be) material and adverse to interests of the Lenders and the Arranger and (c) any change to the definition of “Material Adverse Effect” will be deemed to be material and adverse to interests of the Lenders and the Arranger.

2. The Arranger shall have received:

(a) (i) audited consolidated balance sheets and related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the Company, prepared in accordance with GAAP, for the three most recent fiscal years that shall have ended at least 60 days prior to the Closing Date; and (ii) unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the Company, prepared in accordance with GAAP, for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (i) above and at least 40 days prior to the Closing Date, in the case of clauses (i) and (ii), together with reconciliation statements necessary to eliminate the financial information pertaining to the Company and its subsidiaries (other than SSG and its subsidiaries). The financial statements delivered in respect of each of clauses (i) and (ii) shall be prepared in a form consistent with the requirements of Regulation S-X. The Arranger hereby acknowledges that the Company’s public filing with the SEC of any required financial statements will satisfy the applicable requirements of this clause (a); provided that a subsequent Form 8-K, Item 4.02 has not been filed with respect to the financial statements included therein;]

(b) (i) audited consolidated balance sheets of Greenspring Associates, LLC and its Consolidated Subsidiaries (as defined in the Acquisition Agreement), for the three most recent fiscal years that shall have ended at least 60 days prior to the Closing Date and the related audited consolidated statements of operations, changes in members’ equity, and income of Greenspring Associates, LLC and the Consolidated Subsidiaries for the periods then ended, together with all related notes and schedules thereto; and (ii) the unaudited consolidated balance sheet of Greenspring Associates, LLC and the Consolidated Subsidiaries, and the related consolidated statements of operations, changes in members’ equity and income of Greenspring Associates, LLC and its Subsidiaries (as defined in the Acquisition Agreement), together with all related notes and schedules thereto, for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (i) above and at least 40 days prior to the Closing Date; and

(c) (i) audited balance sheets and related statements of operations, comprehensive income, stockholders’ or members’ equity and cash flows of each of GA Inc., GBOS Inc., GALP and GBOS (as each such term is defined in the Acquisition Agreement), in each case, prepared in accordance with GAAP (as defined in the Acquisition Agreement), for the two most recent fiscal years that shall have ended at least 60 days prior to the Closing Date and (ii) unaudited balance sheets and related statements of operations, comprehensive income, stockholders’ or members’ equity and cash flows of GA Inc., GBOS Inc., GALP and GBOS (as each such term is defined in the Acquisition Agreement), in each case, prepared in accordance with GAAP (as defined in the Acquisition Agreement), for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (i) above and at least 40 days prior to the Closing Date.

3. The Arranger shall have received (a) customary legal opinions, officers’ certificate (as to the satisfaction of the closing conditions set forth in Sections 1 (other than the first and the last sentence thereof), 4 and 5 of this Exhibit C and as to the aggregate amount of any reductions in the commitments under the Bridge Facility occurring as set forth under the “Mandatory Commitment Reductions/Prepayments” section in Exhibit B to the Commitment Letter, together with a reasonably detailed calculation thereof), customary secretary’s certificates, good standing (or equivalent) certificates, corporate documents and reasonable evidence of authority (including incumbency and resolutions) with respect to the Company and the Initial Guarantors, (b) a customary notice of borrowing (which shall not contain any representations or warranties) and (c) a certificate in the form of Exhibit D to the Commitment Letter from the Company executed by its chief financial officer, certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent (collectively, the “Closing Deliverables”).

4. At the time of and upon giving effect to the borrowing and application of the loans under the Bridge Facility on the Closing Date, (a) the Acquisition Agreement Representations shall be true and correct, (b) the Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) and (c) there shall not exist any event of default under the Bridge Credit Agreement relating to (i) non-payment of amounts due under the Bridge Facility or (ii) bankruptcy or insolvency events in respect of the Company.

5. There shall not have occurred a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) since the date of the Acquisition Agreement.

6. Subject to the Certain Funds Provision, the Company and the Initial Guarantors, as applicable, shall have executed and delivered to the Administrative Agent (a) the Bridge Credit Agreement, (b) a security agreement pursuant to which a lien is granted on the Collateral in favor of the Administrative Agent, for the ratable benefit of the lenders under the Bridge Facility, and pursuant to which the Administrative Agent is authorized to file customary “all assets” UCC-1 financing statements, (c) a guarantee agreement and (d) each other Bridge Loan Document to which it is a party, in each case, that are substantially consistent with the terms set forth in the Commitment Letter.

7. Subject to the Certain Funds Provision, substantially simultaneously with the funding of the Bridge Facility, all documents and instruments required to perfect the Administrative Agent’s security interest in the Collateral of the Initial Borrower and the Initial Guarantors shall have been executed and delivered and, if applicable, be in proper form for filing.

8. Subject to the Certain Funds Provision, the Administrative Agent shall have received any certificated security interests representing (a) any equity interests of the General Partner and SSG and (b) any equity interests of the Acquired Business and its subsidiaries constituting Collateral, in each case, together with customary stock powers executed in blank.

9. The Company shall have paid all fees, expenses and other amounts payable by it under the Commitment Letter, the Fee Letter or the Bridge Credit Agreement on or prior to the Closing Date (in the case of expenses and other amounts, to the extent invoiced at least two business days prior to the Closing Date).

10. The Arranger shall have received, at least three business days prior to the Closing Date, all documentation and other information requested by it in writing to the Company at least 10 business days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.

11. The Company shall have engaged, not later than the date of the Company’s acceptance of the Commitment Letter, one or more investment and/or commercial banks reasonably satisfactory to the Arranger and the Company to underwrite or arrange the Equity Securities, the Term Facility, the Revolving Facility and any other permanent financing in respect of the Transactions (it being acknowledged by the Arranger that the condition set forth in this Section 11 has been satisfied as of the date of the Commitment Letter).

12. The Acquisition shall not have been consummated prior to the completion of a period of at least 15 consecutive business days commencing on the date of delivery of all of the information required pursuant to paragraph 2 above (the “Marketing Period”); provided (i) November 25, 2021 and November 26, 2021 shall not be deemed to be business days for purposes of calculating such 15-business day period; (ii) if such 15-business day period has not ended on or prior to August 20, 2021, then such 15-business day period shall not commence prior to September 7, 2021; and (iii) if such 15-business day period has not ended on or prior to December 17, 2021, then such 15-business day period shall not commence prior to January 4, 2022.

EXHIBIT D

SOLVENCY CERTIFICATE

This Certificate (this “Certificate”) is being delivered pursuant to Section [•] of the Credit Agreement dated as of [•] (the “Credit Agreement”), among StepStone Group Inc., a Delaware corporation (the “Company”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

The undersigned hereby certifies that [he][she] is the Chief Financial Officer of the Company and that [he][she] is knowledgeable of the financial and accounting matters of the Company and its Subsidiaries and that, as such, [he][she] is authorized to execute and deliver this Certificate on behalf of the Company (and not in an individual capacity).

The undersigned hereby further certifies, solely in [his][her] capacity as Chief Financial Officer of the Company and not in an individual capacity and without personal liability, that, on the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of the Loans to be made on the Closing Date and the application of the proceeds thereof:

1. The fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, will exceed their debts and liabilities, on a consolidated basis, subordinated, contingent or otherwise.

2. The present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, on a consolidated basis, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3. The Company and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4. The Company and its Subsidiaries, on a consolidated basis, are not engaged in and are not about to engage in business for which they will have unreasonably small capital.

In computing the amount of the contingent liabilities of the Company and its Subsidiaries as of the date hereof, such liabilities have been computed at the amount that, in light of all the known facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of this page intentionally left blank]

D-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate solely in [his][her] capacity as Chief Financial Officer of the Company (and not in an individual capacity) this [•] day of [•].

STEPSTONE GROUP INC.,

By
Name:
Title: Chief Financial Officer

D-2